Execution Version

AMENDMENT TO MASTER CUSTODIAN CONTRACT

This Amendment to the Master Custodian Contract is made as of October 31, 2016 by and between each of the investment companies listed and described on Appendix A, as amended from time to time (each, a “Fund” and collectively the “Funds”) and State Street Bank and Trust Company (the “Custodian”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Master Custodian Contract referred to below.

WHEREAS, the Funds and the Custodian entered into a Master Custodian Contract dated as of August 25, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Contract”); and

WHEREAS, each Fund and the Custodian desire to amend the Contract, as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

1.	Amendments.

A. Section 14 is deleted in its entirety and replaced as set forth below.

“[Section] 14. Effective Period, Termination and Amendment.

(a) This Contract shall remain in full force and effect for an initial term ending October 31, 2023 (the “Initial Term”), and thereafter shall automatically continue in full force and effect unless either party terminates this Contract by written notice to the other party at least six (6) months prior to the effective date of termination. During the Initial Term and thereafter, either party may terminate this Contract: (i) in the event of the other party’s material breach of a material provision of this Contract that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Contract pursuant to this Section 14(a) with respect to any Fund or Portfolio, the applicable Fund or Portfolio shall pay Custodian its compensation due with respect to such Fund or Portfolio through the effective date of such termination and shall reimburse Custodian for its reasonable costs, expenses and disbursements related to services provided by the Custodian through the effective date of such termination.

(b) During the Initial Term, in the event of: (i) any Fund’s termination of this Contract with respect to such Fund or its Portfolio(s) for any reason other than as set forth in Section 14(a) above or (ii) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the applicable Fund or Portfolio shall pay the Custodian such Fund or Portfolio’s compensation due with respect to such Fund or Portfolio through the effective date of such early termination, plus such additional amounts as may be agreed upon in writing by the parties from time to time, and shall reimburse Custodian for its reasonable costs, expenses and disbursements related to services provided by the Custodian through the effective date of such termination. Termination of this Contract pursuant to this Section 14(b) by any Fund or Portfolio shall require written notice to the Custodian at least six (6) months prior to the effective date of termination.

(c) Upon receipt of such payment and reimbursement contemplated in Sections 14(a) and 14(b) above, the Custodian will deliver such Fund’s or Portfolio’s securities and cash as set forth hereinbelow. For the avoidance of doubt, no payment of any additional amount will be required pursuant to clause (ii) of Section 14(b) in the event of a transaction consisting of (a) the liquidation or dissolution of a Fund or Portfolio and distribution of such Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or Portfolio is no longer viable, (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another entity, or (c) the sale by a Fund or Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Custodian is retained to continue providing services to such Fund or Portfolio (or its respective successor) on substantially the same terms as this Contract.

(d) Termination of this Contract with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Contract with respect to any other Fund or Portfolio. The provisions of Sections 4.11, 12 and 13 of this Contract shall survive termination of this Contract for any reason.

(e) This Contract may be amended at any time in writing by mutual agreement of the parties hereto.”

B. Section 27 is deleted in its entirety and replaced as set forth below.

“[Section] 27. Confidentiality.

“All information provided under this Contract by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 27A below, all confidential information provided under this Contract by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Contract or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Contract, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Contract, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Contract), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.”

C. A new Section 27A is hereby added to the Contract following Section 27 as set forth below.

“[Section] 27A. Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Contract, the Custodian (which term for purposes of this Section 27A includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Contract and other agreements between the Fund and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Custodian and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Contract or any other agreement between the Fund and the Custodian or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Custodian and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that Custodian and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Custodian’s compensation for services under this Contract or such other agreement, and the Custodian and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund. The Fund makes no representation or warranty to the Custodian and/or its Affiliates as to accuracy or completeness of the Data.

(c) Except as expressly contemplated by this Contract, nothing in this Section 27A shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Contract and applicable law. The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 27A to comply at all times with confidentiality and data-protection obligations as if it were a party to this Contract.”

D. A new Section 31 is hereby added to the Contract following Section 30 as set forth below.

“[Section] 31. Foreign Exchange.

31.1. Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Contract.

31.2. Fund Elections. Each Fund (or its investment adviser or Money Manager acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its investment adviser or Money Manager gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications, the Fund (or its investment adviser or Money Manager) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its investment adviser or Money Manager or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Contract for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its investment adviser or Money Manager acting on its behalf) or the reasonableness of the execution rate on any such transaction.

31.3. Fund Acknowledgement. Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its investment adviser or Money Manager acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its investment adviser or Money Manager;

(ii)	subject to applicable laws and regulations, shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its investment adviser or Money Manager; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its investment adviser or Money Manager from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the investment adviser or Money Manager or (ii) as established by the sub-custodian from time to time.

31.4. Transactions by State Street. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its investment adviser or Money Manager acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its investment adviser or Money Manager), and shall have no obligation, under this Contract, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the investment adviser or Money Manager.

“Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment advisers or investment managers.”

2.	Miscellaneous.

A. Except as expressly amended by this Amendment, all provisions of the Contract shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Contract.

B. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

RUSSELL INVESTMENT COMPANY
On behalf of itself and each of the Portfolios listed on Appendix A hereto

By:	/s/ Mark E. Swanson
Name:	Mark E. Swanson
Title:	Treasurer

RUSSELL INVESTMENT FUNDS
On behalf of itself and each of the Portfolios listed on Appendix A hereto

By:	/s/ Mark E. Swanson
Name:	Mark E. Swanson
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN CONTRACT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

Russell Investment Company

Russell U.S. Core Equity Fund

Russell U.S. Defensive Equity Fund

Russell U.S. Dynamic Equity Fund

Russell U.S. Strategic Equity Fund

Russell U.S. Large Cap Equity Fund

Russell U.S. Mid Cap Equity Fund

Russell U.S. Small Cap Equity Fund

Russell International Developed Markets Fund

Russell Global Equity Fund

Russell Emerging Markets Fund

Russell Tax-Managed U.S. Large Cap Fund

Russell Tax-Managed U.S. Mid & Small Cap Fund

Russell Tax-Managed International Equity Fund

Russell Global Opportunistic Credit Fund

Unconstrained Total Return Fund

Russell Strategic Bond Fund

Russell Investment Grade Bond Fund

Russell Short Duration Bond Fund

Russell Tax Exempt High Yield Bond Fund

Russell Tax Exempt Bond Fund

Russell Commodity Strategies Fund

Russell Global Infrastructure Fund

Russell Global Real Estate Securities Fund

Russell Multi-Strategy Income Fund

Multi-Asset Growth Strategy Fund

Russell Strategic Call Overwriting Fund

Select U.S. Equity Fund

Select International Equity Fund

Conservative Strategy Fund

Moderate Strategy Fund

Balanced Strategy Fund

Growth Strategy Fund

Equity Growth Strategy Fund

2020 Strategy Fund

2025 Strategy Fund

2030 Strategy Fund

2035 Strategy Fund

2040 Strategy Fund

2045 Strategy Fund

2050 Strategy Fund

2055 Strategy Fund

In Retirement Fund

Russell Investment Funds

Multi-Style Equity Fund

Aggressive Equity Fund

Global Real Estate Securities Fund

Non-U.S. Fund

Core Bond Fund

Moderate Strategy Fund

Balanced Strategy Fund

Growth Strategy Fund

Equity Growth Strategy Fund